EXHIBIT 99

FOR IMMEDIATE RELEASE                                    FOR INFORMATION CONTACT
ALL NAMES VERIFIED                                           ROBERT E. CONE, CEO
                                                                  (713) 747-1025

                            INDUSTRIAL HOLDINGS, INC.
                               ACQUIRES GHX, INC.

HOUSTON, TEXAS, (APRIL 1, 1998) Robert E. Cone, President of Industrial Holdings, Inc. ("IHI") (Nasdaq/NMS-IHII) announces the acquisition of GHX, Inc. GHX, located in Houston, Texas fabricates and distributes industrial gaskets and molded rubber products, and distributes industrial packing, hose, fittings, and high temperature textiles primarily to customers in the chemical and petrochemical industries. Mr. Cone stated, "GHX is our third acquisition in 1998. It is a strategic addition. Combined with our studs and bolt manufacturer, we believe that the addition of GHX will provide us with a competitive advantage in bidding jobs." With the acquisition of GHX, IHI's 1997 pro forma revenues were approximately $118 million.

IHI operates through its two divisions, Energy Products and Services and Fastener Sales and Manufacturing. IHI continues to explore the market for potential acquisitions in light manufacturing industries compatible with its divisions. IHI is a holding company organized to acquire, operate and grow internally, achieving greater economies of scale and improved operating results through consolidation.

              Contact:  Robert E. Cone, President and CEO
                            (713) 747-1025